EXHIBIT 10.1

THE NEW YORK TIMES COMPANY

2010 INCENTIVE COMPENSATION PLAN

(Amended and Restated Effective as of April 30, 2014)

1.	Purpose of the Plan

The purpose of this 2010 Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward directors, officers, other employees, and persons who provide services to the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders. The Plan is intended to replace the Company’s 1991 Executive Stock Incentive Plan and the Company’s 1991 Executive Cash Bonus Plan, provided that awards outstanding under such plans as of the Effective Date shall remain outstanding in accordance with their terms. The Plan was originally effective as of April 27, 2010, and has been amended and restated effective as of the Amendment Effective Date, subject to stockholder approval of this amended and restated Plan.

2.	Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1        “Amendment Effective Date” means April 30, 2014, the date the amended and restated Plan was approved by the Company’s stockholders.

2.2        “Award” means a Cash-Based Award or a Share-Based Award.

2.3        “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4        “Board” means the Board of Directors of the Company.

2.5        “Cash-Based Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, cash, other than an award pursuant to which the amount of cash is determined by reference to the value of a specific number of Shares. For the avoidance of doubt, Dividend-Equivalent Rights constitute Cash-Based Awards.

2.6        “Change in Control” shall mean, unless otherwise provided by the Committee with respect to an Award:

(a)        a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than any descendant (or any spouse thereof) of Iphigene Ochs Sulzberger or any beneficiary or trustee (as the same may change from time to time) of a trust over 50% of the individual beneficiaries of which are descendants (or any spouses thereof) of Iphigene Ochs Sulzberger) shall have obtained the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board; or

(b)        consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of the consolidated assets of the Company and its Subsidiaries substantially as an entirety to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than one of the Subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be a Change in Control if holders of the Common Stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

2.7        “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.8        “Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Plan or any part thereof, or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.9        “Common Stock” means the Class A and Class B Common Stock of the Company, or such other class or classes of capital stock of the Company that shall have the right to vote in the election of Board members.

2.10        “Company” means The New York Times Company, a corporation organized under the laws of the State of New York.

2.11        “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Share-Based Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.12        “Effective Date” means April 27, 2010.

2.13        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14        “Fair Market Value” means, with respect to the Shares, the average of the highest and lowest sale price for the Shares as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange (or such other national securities exchange on which the Shares may be listed at the time of determination, and if the Shares are listed on more than one exchange, then the one located in New York, or if the Shares are listed on the Nasdaq stock market, then on such exchange) on the date as of which such determination is being made or on the most recently preceding date on which there was such a sale.

2.15        “Non-Employee Director” means a member of the Board who is not employed by the Company or any Subsidiary.

2.16        “Participant” means any employee, director, or other service provider who has been granted an Award under the Plan.

2.17        “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

2.18        “Retirement” means (i) retirement from employment with the Company and its subsidiaries at any time after the Participant reaches age 55 and attains 5 years of service, or (ii) as otherwise may be specified under the terms of a particular Award hereunder.

2.19        “Share-Based Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares, or receives, or has the opportunity to receive, cash, where the amount of cash is determined by reference to the value of a specific number of Shares. Share-Based Awards shall include, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units, stock units, and bonus shares.

2.20        “Shares” means shares of Class A Common Stock of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.21        “Subsidiary” means: (a) any entity in which the Company owns at least 50% of the equity interests; and (b) any entity that is, either directly or through one or more intermediaries, controlled by the Company, as determined by the Committee.

2.22        “Time-Based Award” means any Share-Based Award, the vesting of which is conditional solely upon a Participant’s continued employment with the Company or any Subsidiary.

3.	Administration

3.1        Committee. A Committee appointed by the Board, all of whom shall be Non-Employee Directors, shall administer the Plan. At any time that a member of the Committee is not a Qualified Member, (a) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the

Committee or the Board, composed solely of two or more Qualified Members, and (b) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may from time to time confer upon it. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2        Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a)        adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b)        correct any defect or supply any omission or reconcile any inconsistency in the Plan, construe and interpret the Plan, any Award, any rules and regulations hereunder, or other instrument hereunder, and correct any defect or inconsistency with the terms of the Plan with respect to any Award hereunder;

(c)        make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d)        make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3        Delegation by Committee. The Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to a sub-committee or to one or more officers of the Company, all or any portion of its authority, to the extent consistent with applicable law, including Section 16 of the Exchange Act and Code Section 162(m); the applicable rules of any stock exchange; and Section 5.2 of the Plan. Any such allocation or delegation may be revoked by the Committee at any time.

3.4        Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent registered public accounting firm, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Awards

4.1        Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (a) individuals who are employees (including officers) of the Company or any Subsidiary, (b) persons who provide services to the Company or any Subsidiary who are not otherwise employed by the Company, and (c) Non-Employee Directors. Notwithstanding the foregoing, employees of, or service providers to, Subsidiaries in which the Company owns, directly or indirectly, less than 50% of the equity interests are eligible to receive an Award only to the extent that such Award is based upon legitimate business criteria, consistent with Code Section 409A.

4.2        Type of Awards. The Committee shall have the discretion to determine the type of Award to be granted to a Participant. The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements.

4.3        Terms and Conditions of Awards.

(a)        Generally. The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate, subject to Section 6.1), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine, and any expiration date). Notwithstanding the foregoing but subject to Section 7, (i) the price per Share at which Shares may be purchased upon the exercise of a stock option shall not be less than 100% of the Fair Market Value per Share on the date of grant of such stock option; (ii) with respect to stock appreciation rights, the price per Share from which stock appreciation is measured shall not be less than one hundred percent (100%) of the Fair Market Value of such Share on the date of grant of the stock appreciation right; and (iii) Dividend-Equivalent Rights shall not be granted with respect to stock options or stock appreciation rights. The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 5.1 in the case of a Performance Award intended to qualify under Code Section 162(m). Notwithstanding the foregoing, Dividend-Equivalent Rights shall not be paid with respect to unvested performance shares and performance units, and any amounts accruing with respect to such Awards will only be paid to the extent the performance shares or performance units become vested.

(b)        Vesting in connection with a Change in Control. Notwithstanding Section 4.3(a), unless otherwise provided with respect to an Award:

(i)        if, pursuant to action taken by the Committee pursuant to Section 7, the unvested portion of a Time-Based Award that is outstanding at the time of a Change in Control is to be cancelled, forfeited or otherwise expire upon the Change in Control without the receipt of consideration therefor, then subject to the requirements of Section 409A of the Code, such Time-Based Award shall become fully vested immediately prior to the Change in Control; and

(ii)        if the unvested portion of the Time-Based Award is to remain outstanding following the Change in Control or is substituted with a new award, then subject to the requirements of Section 409A of the Code, the portion of the Time-Based Award or substituted award that remains outstanding but unvested at the time of any termination of the Participant’s employment within 12 months following the Change in Control shall become fully vested immediately prior to such termination, unless such termination is on account of the Participant’s voluntary resignation; total and permanent disability; Retirement; death; or willful and gross misconduct or willful failure to perform services for his or her employer.

4.4        Option Repricing. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice stock options or stock appreciation rights, nor may the Board amend the Plan to permit repricing of stock options or stock appreciation rights, unless the stockholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in Section 303A.08 of the New York Stock Exchange Listed Company Manual, as in effect from time to time, and shall also include (to the extent not otherwise included in Section 303A.08 of the New York Stock Exchange Listed Company Manual), cancelling outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights or cancelling outstanding stock options or stock appreciation rights with an exercise price above the current price of Common Stock in exchange for cash or other securities; provided however that, a repricing shall not include adjustments pursuant to Section 7 of the Plan.

4.5        Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary, and in granting a new Award, the Committee may determine that the value of any surrendered Award or award may be applied to reduce the exercise price of any stock option or stock appreciation right or purchase price of any other Award.

4.6        Award Notice. The Committee shall cause each Participant to be notified of each Award hereunder and the terms thereof pursuant to such means as the Committee may determine. The Committee may, but shall not be obligated to, require that a Participant enter into an agreement evidencing any Award hereunder.

5.	Performance Awards

5.1        Performance Awards Granted to Designated Covered Employees. If the Committee determines that an Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee (as defined below) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 5.1. This Section 5.1 shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(a)        Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b)        Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, affiliates, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Committee in establishing performance goals for Performance Awards:

(i)        earnings per share, adjusted earnings per share, or growth in earnings per share;

(ii)        revenues or revenue growth, including revenue growth compared to expense growth;

(iii)        cash flow, free cash flow, operating cash flow, or operating cash flow margin;

(iv)        return on investment, return on assets, return on net assets, return on capital, return on stockholder’s equity, return on invested capital, or return on sales;

(v)        profitability;

(vi)        economic value added, as measured by the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the relevant performance period;

(vii)        operating margins, operating cash flow margins or profit margins;

(viii)        income or earnings before or after taxes; earnings before or after taxes, interest, depreciation and amortization; operating profit; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives; net income (before or after taxes), adjusted net income, or net sales;

(ix)        total stockholder return, stockholders’ equity, or stock price;

(x)        book value per share;

(xi)        costs, expense management, operating expenses, or operating expenses as a percentage of revenue;

(xii)        improvements in capital structure; working capital;

(xiii)        market share; and

(xiv)        any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies.

(c)        Performance Period; Timing for Establishing Performance Award Terms. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (a) while the performance outcome for that performance period is substantially uncertain; and (b) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. To the extent consistent with Code Section 162(m), the Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the Participant’s employment prior to the end of a performance period or settlement of Performance Awards, including providing any Participant with a pro rata portion of the amount payable pursuant to any Performance Award in the event of such termination of employment, based on actual levels of achievement during such performance period.

(d)        Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5.1(b) hereof during the given performance period, as specified by the Committee in accordance with Section 5.1(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 5.1(c).

(e)        Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, or other Awards, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5.1.

(f)        Impact Of Extraordinary Items Or Changes In Accounting. To the extent applicable, subject to the following sentence, the determination of achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Code Section 162(m), in setting the performance goals within the period prescribed in Section 5.1(c), the Committee may provide for appropriate adjustment for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices, including newsprint; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary items as described in FASB Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting performance goals.

5.2        Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards.

5.3        Status of Section 5.1 Awards under Code Section 162(m). It is the intent of the Company that Performance Awards under Section 5.1 constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 5.1, 5.2 and 5.3, including the definitions of Covered

Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.	Limitations on Awards

6.1        Aggregate Number of Shares Available for Awards. Subject to Section 7, the aggregate number of Shares issued to Participants or their Beneficiaries upon the grant, exercise or other settlement of all Awards shall not exceed the sum of the following: (a) the number of Shares subject to outstanding Awards under the Plan as of the Amendment Effective Date; plus (b) the number of Shares remaining available for issuance under the Plan as of the Amendment Effective Date; plus (c) 6,500,000 Shares; provided that, in no event shall the maximum number of Shares that may be issued or transferred under the Plan beginning on the Effective Date exceed 14,500,000. If the exercise price of an option to purchase Shares granted under the Plan, or the tax withholding requirements with respect to any Award, is satisfied by tendering Shares to the Company (by either actual delivery or by attestation) or withholding Shares otherwise to be delivered pursuant to such Award, or if a stock appreciation right is exercised, only the number of Shares issued, net of the Shares tendered or withheld, if any, will be deemed issued for purposes of this Section 6.1. Any Shares underlying any Award under the Plan that is cancelled, forfeited, lapses or is otherwise terminated without an issuance of Shares being made thereunder will no longer be counted against the foregoing maximum share limitation and may again be made subject to Awards under the Plan. Shares issued under the Plan may be authorized but unissued Shares or treasury Shares, including Shares purchased by the Company on the open market for purposes of the Plan or otherwise.

6.2        Per Participant Limitation on Share-Based Awards. In any calendar year, no Participant may be granted any Share-Based Awards in the form of either stock options or stock appreciation rights for more than 1,000,000 Shares in the aggregate. In addition, in any calendar year, a Participant shall not be granted any other Share-Based Awards that are intended to be Performance Awards that relate to more than 500,000 Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of these limitations, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.3        Per Participant Limitation on Cash-Based Awards. In any calendar year, no Participant may be granted (i) Cash-Based Awards that are intended to be Performance Awards, with respect to which performance will be measured over a period that cannot exceed one year, that can be settled for more than $6,000,000 in the aggregate; and (ii) Cash-Based Awards that are intended to be Performance Awards, with respect to which performance will be measured over a period that may exceed one year, that can be settled for more than $6,000,000 in the aggregate. If the amount payable in respect of a Cash-Based Award is a function of future achievement of performance targets, then for purposes of these limitations, the value of such Award shall equal the amount that would be payable assuming maximum performance was achieved.

7.	Adjustments

If there is any change in the number or kind of Shares outstanding (a) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value, or (d) by reason of any other extraordinary or unusual event affecting the Company’s outstanding capital stock without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of Shares available for issuance under the Plan, the maximum number of Shares for which any individual may receive Awards in any year, the kind and number of Shares covered by outstanding Awards, the kind and number of Shares issued and to be issued under the Plan, and the price per Share or the applicable market value of such Awards and the exercise price, grant price or purchase price relating to any Award shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company capital stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. In addition, in the event of a Change in Control of the Company, the provisions of Section 4.3(b) of the Plan shall apply. Any adjustments determined by the Committee shall be final, binding and conclusive.

8.	General Provisions

8.1        Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2        Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that, if and only to the extent permitted by the Committee, Awards and other rights hereunder may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3        No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified with respect to an applicable Award and to the extent consistent with Code Section 409A, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (b) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4        Taxes. The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5        Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan, any provision thereof, or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company’s stockholders, in accordance with the Company’s Certificate of Incorporation, at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if such stockholder approval is required by the Company’s Certificate of Incorporation or any applicable law, regulation or stock exchange rule. The Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval. Without the consent of an affected Participant, no amendment, suspension, discontinuation, or termination of the Plan may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Unless the Plan is terminated earlier by the Board, the Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan and Awards in such manner as it deems appropriate in the event of a change in applicable law or regulations.

8.6        No Right to Awards; No Stockholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, directors, and other service providers. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7        Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8        Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9        Successors and Assigns. The Plan and Awards may be assigned by the Company to any successor to the Company’s business. The Plan and any Awards shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.10        Governing Law. The Plan and all Awards shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

8.11        Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.12        Section 409A. Notwithstanding the other provisions hereof, the Plan and the Awards are intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein and with respect to any Awards shall be construed and interpreted to be consistent with the requirements of Code Section 409A to the maximum extent possible, and any payments constituting nonqualified deferred compensation subject to Code Section 409A shall only be made in a manner and upon an event permitted by Code Section 409A; provided, however, that in no event shall the Company be obligated to reimburse a Participant or Beneficiary for any additional tax (or related penalties and interest) incurred by reason of application of Code Section 409A, and the Company makes no representations that Awards are exempt from or comply with Code Section 409A and makes no undertakings to ensure or preclude that Code Section 409A will apply to any Awards. Notwithstanding anything herein to the contrary, in the event that any Awards constitute nonqualified deferred compensation under Code Section 409A, if (a) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of Code Section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (b) the delivery of any cash or Shares payable pursuant to an Award is required to be delayed for a period of six (6) months after separation from service pursuant to Code Section 409A, such cash or Shares shall be paid during the seventh calendar month that begins following the Participant’s separation from service. If the Participant dies during the six-month delay period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within thirty (30) days of the Participant’s death. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment.